Exhibit 15

July 20, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 20, 2006 on our review of interim financial information of Honeywell International Inc. (the “Company”) for the three and six month period ended June 30, 2006 and 2005 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2006 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-09896, 33-51455, 33-55410, 33-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-34764, 333-49280, 333-57868, 333-91582, 333-91736, 333-105065 and 333-108461), and Form S-3 (Nos. 33-14071, 33-55425, 333-22355, 333-49455, 333-68847, 333-74075, 333-34760, 333-86874 and 333-101455), and on Form S-4 (No. 333-82049).

Very truly yours,

PricewaterhouseCoopers LLP